Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2018 Earnings Release
October 23, 2018

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2018 Results
Cat Financial reported third-quarter 2018 revenues of $735 million, an increase of $62 million, or 9 percent, compared with the third quarter of 2017. Third-quarter 2018 profit was $125 million, a $39 million, or 45 percent, increase from the third quarter of 2017.
The increase in revenues was due to a $33 million favorable impact from higher average financing rates, a $27 million favorable impact from higher average earning assets and a $13 million favorable impact from returned or repossessed equipment. These favorable impacts were partially offset by a $14 million unfavorable impact from lower lending activity with Caterpillar.
Profit before income taxes was $163 million for the third quarter of 2018, compared with $126 million for the third quarter of 2017. The increase was primarily due to a $13 million favorable impact from returned or repossessed equipment, a $12 million favorable impact from higher average earning assets and an $11 million increase in net yield on average earning assets primarily due to changes in portfolio mix.
The provision for income taxes reflects an estimated annual tax rate of 24 percent in the third quarter of 2018, compared with 30 percent in the third quarter of 2017. The decrease in the estimated annual tax rate is primarily due to the reduction in the U.S. corporate tax rate beginning January 1, 2018, along with changes in the geographic mix of profits. In addition, a one-time only tax benefit of $7 million was recorded in the third quarter of 2018 for the write-down of net deferred tax liabilities resulting from the 2017 tax year return to provision adjustments. The write-down reflects the reduction in the U.S. corporate tax rate from 35 percent to 21 percent beginning January 1, 2018.
During the third quarter of 2018, retail new business volume was $2.88 billion, an increase of $101 million, or 4 percent, from the third quarter of 2017. The increase was primarily driven by higher volume in Europe, partially offset by a decrease in Mining.

At the end of the third quarter of 2018, past dues were 3.47 percent, compared with 2.73 percent at the end of the third quarter of 2017. The increase in past dues was primarily driven by the Caterpillar Power Finance portfolio. Write-offs, net of recoveries, were $40 million for the third quarter of 2018, compared with $47 million for the third quarter of 2017.
As of September 30, 2018, the allowance for credit losses totaled $416 million, or 1.49 percent of finance receivables, compared with $416 million, or 1.48 percent of finance receivables at June 30, 2018. The allowance for credit losses at year-end 2017 was $365 million, or 1.33 percent of finance receivables.
"We were pleased with the solid results delivered by Cat Financial in the third quarter,” said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "We saw improvement quarter over quarter for most key business drivers, and Cat Financial remains well-positioned to serve Caterpillar customers and dealers worldwide through financial services solutions."
For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2018 VS. THIRD-QUARTER 2017
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2018	2017	CHANGE
Revenues	$735	$673	9%
Profit Before Income Taxes	$163	$126	29%
Profit (excluding profit attributable to noncontrolling interests)	$125	$86	45%
Retail New Business Volume	$2,878	$2,777	4%
Total Assets at September 30 and December 31, respectively	$33,837	$33,160	2%

NINE-MONTHS 2018 VS. NINE-MONTHS 2017
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2018	2017	CHANGE
Revenues	$2,148	$2,011	7%
Profit Before Income Taxes	$387	$457	(15)%
Profit (excluding profit attributable to noncontrolling interests)	$287	$315	(9)%
Retail New Business Volume	$8,975	$7,809	15%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, disruptions in the global financial and credit markets, and changes in laws, regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed on February 15, 2018 with the Securities and Exchange Commission for the fiscal year ended December 31, 2017, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.